EXHIBIT 10.1
AMERICAN PACIFIC CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Article I
ESTABLISHMENT & PURPOSE
1.1	Establishment. Effective as of January 1, 1999, American Pacific Corporation (the “Company”), amended and restated the American Pacific Corporation Supplemental Executive Retirement Plan (the “Plan”) for the benefit of a select group of highly compensated employees and their Beneficiaries. Except as provided otherwise herein, this Plan is further amended and restated effective as of January 1, 2005, to comply with the provisions of Code Section 409A, and to make other revisions.

The terms of the Plan as hereby amended and restated shall apply to all individuals who are active Participants in the Plan on or after October 1, 2007.
1.2	Purpose. The purpose of the Plan is to provide retirement income and supplemental death and disability benefits for eligible Participants to supplement benefits payable under the American Pacific Corporation Defined Benefit Pension Plan and to enable the Company to attract and retain certain key executives.
Article II
DEFINITIONS
Definitions. As used herein, the following words and phrases have the meanings ascribed to them in Article II unless a different meaning is plainly required by the context. Some of the words and phrases used in the Plan are not defined in this Article II, but, for convenience, are defined as they are introduced into the text. Words in the masculine gender shall be deemed to include the feminine gender and words in the feminine gender shall be deemed to include the masculine gender. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter any of the terms of the Plan.
2.1	“Accrued Benefit” as of a specified date with respect to a Participant means a monthly benefit equal to (a) minus (b) below (but not less than zero) where
(a)	means an annual benefit equal to the greater of (i) or (ii) below where:
(i)	Is sixty percent (60%) of Final Average Compensation (but only if such individual was a Participant under this Plan prior to October 1, 2007)

Notwithstanding the above, for the sole Participant who was a Participant before January 1, 1999, (i) means an annual benefit equal to three percent (3%) of Final Average Compensation multiplied by his years of Credited Service (not to exceed 15) plus one and one-half percent (1.5%) of Final Average Compensation times his years of Credited Service (exceeding 15, but not to exceed 35).
(ii)	Is five percent (5%) of Final Average Compensation multiplied by his or her years of Credited Service (not to exceed 15), effective on and after October 1, 2007 for any 2007 Participant.
The benefit described in this subsection (a) shall be expressed as a Life Annuity commencing at the Participant’s Normal Retirement Date. However, if the Participant’s Annuity Starting Date is later than his or her Normal Retirement Date, such benefit shall be expressed as a Life Annuity commencing at his or her Annuity Starting Date.

(b)	means the vested benefit payable to the Participant under the Qualified Plan, determined as of the date the Accrued Benefit under Section 2.1(a) above is determined. The amount described in this subsection shall be expressed as a Life Annuity commencing on the Participant’s Normal Retirement Date. However, if the date the Accrued Benefit under Section 2.1(a) above is determined is later than his or her Normal Retirement Date, such benefit shall be expressed as a Life Annuity commencing at such date and shall be increased as provided in Section 3.03 of the Qualified Plan.
2.2	“Actuarial Equivalent” shall mean a benefit or benefits which are of equal value at the date of determination to the benefits for which they are to be substituted. Actuarial Equivalence shall be based on the interest and mortality tables used to determine actuarial equivalence under Section 1.03 of the Qualified Plan.
2.3	“Affiliated Group” shall mean the Company and all other entities aggregated with the Company under Sections 414(b), (c), (m), or (o) of the Code but only in the period during which such other entity is so aggregated with the Company.
2.4	“Annuity Starting Date” shall mean the first day of the first period for which an amount is payable as an annuity, or in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred which entitle the Participant to such a benefit.
2.5	“Beneficiary” shall have the same meaning as set forth in Section 1.08 of the Qualified Plan.

2.6	“Board of Directors” shall mean the Board of Directors of American Pacific Corporation.

2.7	“Change of Control” shall mean
(i)	a merger or consolidation of the Company with or into any other entity unless after such event at least a majority of the voting power of the surviving or resulting entity is beneficially owned by persons who beneficially own a majority of the voting power of the Company immediately prior to such event, or

(ii)	the sale of fifty percent (50%) or more of the voting stock of the Company, or

(iii)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause, such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly, of more than 35% of the total voting power of the voting stock of the Company, or

(iv)	the sale of all or substantially all the assets of the Company, or

(v)	the dissolution of the Company, or

(vi)	a change in the identity of a majority of the members of the Company’s board of directors within any twelve-month period, which change or changes are not recommended by the incumbent directors determined immediately prior to any such change or changes.
Notwithstanding the foregoing, in order to qualify as a “Change in Control under this Plan on and after January 1, 2005, the event that qualifies as a Change in Control in the foregoing provisions of this Section 2.7 must also qualify as a as a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company under Code Section 409A(a)(2)(A)(v), the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.
Page 2 of Exhibit 10.1

2.8	“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

2.9	“Company” shall mean American Pacific Corporation.

2.10	“Compensation” shall mean, except as provided otherwise below, the Participant’s total wages and salary earned on or before such Participant’s Normal Retirement Age, and including bonuses in the year earned (even though payment might not occur until the following calendar year) by prorating such bonuses over the months worked during that year. Notwithstanding the foregoing, for purposes of determining the Accrued Benefit of a 2007 Participant on or after October 1, 2007, “Compensation” shall mean “Compensation” as defined in the Qualified Plan, except that “Compensation” for this purpose shall specifically include (i) amounts earned after Normal Retirement Age, and (ii) bonuses.

2.11	“Credited Service” shall mean with respect to any Participant, the sum of all of such Participant’s “Benefit Service” earned under the Qualified Plan determined as set forth in Section 2.05 of the Qualified Plan, including full and partial years and service performed after Normal Retirement Age. A partial year is calculated in terms of completed calendar months.

2.12	“Early Retirement Date” shall mean the first day of the month next following the date the Participant has both reached age fifty-five (55) and completed at least ten (10) years of Vesting Service but is prior to the Participant’s attainment of his or her Normal Retirement Age.

2.13	“Effective Date” shall mean October 1, 2007.

2.14	“Employer” shall mean American Pacific Corporation and any member of the Affiliated Group which adopts this Plan.

2.15	“Final Average Compensation” shall mean the average annualized Compensation earned during the Participant’s thirty-six (36) consecutive months of employment with the Company that produces the highest average.

2.16	“Hour of Service” shall have the same meaning as set forth in Section 1.42(d) of the Qualified Plan.

2.17	“Late Retirement Date” shall mean the first day of the month coinciding with or next following the date a Participant terminates employment, where such date is after his or her Normal Retirement Date.

2.18	“Life Annuity” shall mean a series of monthly installments which will continue for the lifetime of the Participant and will cease upon his or her death.

2.19	“Normal Retirement Date” shall have the same meaning as set forth in Section 1.29 of the Qualified Plan.

2.20	“Participant” shall mean any employee of an Employer who becomes eligible to participate in the Plan pursuant to Article III and who continues to be entitled to any benefits under the Plan. A “2007 Participant” shall mean any individual who is a Participant on or after October 1, 2007, who had not commenced receipt of benefits under this Plan as of October 1, 2007.

2.21	“Plan” shall mean the American Pacific Corporation Supplemental Executive Retirement Plan.

2.22	“Plan Year” shall mean the twelve (12) consecutive month period beginning on October 1 and ending on the next following September 30.

2.23	“Qualified Plan” shall mean the American Pacific Corporation Defined Benefit Pension Plan. In the event that the Qualified Plan is subsequently amended, reference to a Section of the Qualified Plan shall be deemed to refer to the operational successor of such Section.
Page 3 of Exhibit 10.1

2.24	“Rabbi Trust” shall mean a trust described in Code Section 671, which has been established in connection with this Plan.

2.25	“Retirement” shall mean termination of employment with all Employers at a time when the Participant is eligible for an Early, Normal, Late, or Disability Retirement Benefit.

2.26	“Retirement Date” shall mean the date of the Participant’s Retirement.

2.27	“Spouse” shall mean the person to whom the Participant is legally married on his or her Annuity Starting Date, or, if earlier on his or her date of death.

2.28	“Vesting Service” shall mean with respect to any Participant, such Participant’s Vesting Service as determined under the Qualified Plan.
Article III
PLAN PARTICIPATION
3.1	Eligibility to Participate in the Plan. Each individual (and only such individuals) designated in Appendix A shall be eligible to participate in the Plan.

3.2	Participation. A Participant shall remain a Participant so long as he is entitled to current or contingent benefits under the Plan, but shall cease to be a Participant if he terminates employment with all Employers prior to the date he becomes eligible for a vested benefit under Article IV of the Plan. If a Participant ceases to be an employee after becoming eligible for a vested benefit, he shall continue to be a Participant only with respect to his or her vested Accrued Benefit determined at his or her termination of employment. If he is subsequently reemployed, he shall only accrue an additional benefit or earn additional Vesting Service if he is again designated in Appendix A. Should a Participant cease to be an employee before earning a vested benefit, but later become re-employed by an Employer, he shall again become a Participant only if he is again designated in Appendix A.

3.3	Select Group of Employees. The Plan is intended to qualify as a plan maintained by the Employers primarily for the purpose of providing deferred compensation for a select group of highly compensated employees, and, as such, to be exempt from certain provisions of the Employee Retirement Income Security Act of 1974, as amended. If the Company determines based on subsequent authority or if an agency or court of competent jurisdiction determines that the Plan benefits any person other than a member of the select group of highly compensated employees, the participation of each employee who is determined not to be included in such group shall be terminated immediately and such employee shall cease to accrue any benefit under the Plan. Provided, that in the case of a determination by an agency or court, the employee’s participation shall terminate only after the period for appeal of such determination has elapsed.
Article IV
BENEFITS
4.1	Retirement Benefits. Except as otherwise provided herein, retirement benefits will be computed and paid as follows:
(a)	Normal Retirement Benefit shall be equal to the Participant’s Accrued Benefit determined at the Participant’s Retirement on his or her Normal Retirement Date.

(b)	Early Retirement Benefit shall be equal to the Participant’s Accrued Benefit commencing at Normal Retirement Date but determined at the Participant’s Retirement on or after his or her Early Retirement Date, and prior to such Participant’s Normal Retirement Date, reduced as follows:
Page 4 of Exhibit 10.1

(i)	with respect to the sole Participant who was a Participant prior to January 1, 1999, the Accrued Benefit shall be reduced five percent (5%) for each year that payments begin before age sixty-two (62) (prorated for fractional years) and

(ii)	with respect to all other Participants, the Accrued Benefit shall be reduced by twenty-five one-hundredths percent (.25%) for each calendar month or portion thereof that the Participant’s Early Retirement Date precedes his Normal Retirement Date.
(c)	Terminated Vested Benefit shall be equal to the Participant’s vested Accrued Benefit commencing on the first of the month following the Participant’s termination of employment. The Participant’s vested Accrued Benefit shall be determined at the Participant’s termination of employment prior to his or her Early Retirement Date and Normal Retirement Date, reduced to the Actuarial Equivalent of the vested Accrued Benefit payable at Normal Retirement Date.

(d)	Late Retirement Benefit shall be equal to the Participant’s Accrued Benefit (after any applicable increase under Section 2.1 of the Plan) determined at the Participant’s Late Retirement Date and commencing on such date.
4.2	Termination of Service. A Participant shall be entitled to his or her monthly retirement benefit if he terminates before he is eligible to receive a Normal or Early or Retirement Benefit, provided that the Participant meets the vesting requirements of Article V. The Participant’s benefit on his or her termination of employment shall be the Participant’s vested Accrued Benefit determined at the date of termination of employment, commencing as provided in Section 4.1(c).

4.3	Form of Retirement Benefit. Except as provided below, the Accrued Benefit under Section 4.1 or 4.2 of this Plan shall be paid in an annuity form of payment listed below, as elected by the Participant on or before the date that is thirty (30) days prior to his Annuity Starting Date. Benefits payable under this section other than as a Life Annuity shall be the Actuarial Equivalent of the benefit payable in the form of a Life Annuity. However, for the sole Participant who was a Participant prior to January 1, 1999, the Accrued Benefit under Section 4.1 of this Plan shall be paid only in the form of an annuity for the life of the Participant.
The optional annuity forms of payment available under this Section are:
(a)	Life Annuity;

(b)	Joint and 50% Survivor annuity;

(c)	Joint and 75% Survivor annuity;

(d)	Joint and 100% Survivor annuity;

(e)	Five (5) year Certain and Life Annuity;

(f)	Ten (10) year Certain and Life Annuity; or

(g)	Fifteen (15) year Certain and Life Annuity;
Notwithstanding the above, a Participant who separates from service or retires with a vested Accrued Benefit shall be paid the Actuarial Equivalent of such benefit in a single sum if such Actuarial Equivalent does not exceed an amount equal to the maximum deferral limit under Code section 402(g)(1), as adjusted under Code section 402(g)(5). If the Participant subsequently resumes participation in the Plan, such Participant’s benefit at his or her later date of termination shall be reduced by his or her prior Accrued Benefit determined as of the date of his or her previous retirement or termination.
Page 5 of Exhibit 10.1

4.4	Death Benefit. If death occurs before the Participant’s Annuity Starting Date but after having satisfied the requirements for vested benefit under Section 5.1 of this Plan, and the Participant has a surviving spouse, a monthly benefit for life equal to 50% of the vested benefit the Participant would have received had he retired immediately before his or her death, without any reduction for early payment, shall be paid to the surviving spouse. If the surviving spouse is more than five (5) years younger than the Participant, benefits will be reduced two percent (2%) for each full year that the age difference exceeds five (5) years.

4.5	Time of Payment. Payment of a Participant’s vested benefit under this Plan shall commence within thirty (30) days following the earlier of (i) a Participant’s termination of employment with all Employers or (ii) a Change in Control. Notwithstanding the foregoing, a Participant’s receipt of benefits under this Plan shall be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which a Participant would otherwise be entitled during the six (6) month period immediately following his or her separation from service will be paid on the first business day following the expiration of such six (6) month period. The status of a Participant as a “specified employee” shall be determined by the Board in accordance with regulations and other Internal Revenue Service guidance under Code Section 409A

4.6	Reemployment Following Retirement or Termination of Employment. If a Participant begins to receive a benefit following termination of employment or retirement and is subsequently reemployed on a full-time basis by the Employer, benefit payments shall continue during the period of reemployment. Upon a resumption of employment with the Employer, benefits shall continue to accrue in accordance with the terms of the Plan but only if the Participant is again designated in Appendix A. Future benefits paid to such Participant shall be adjusted on an Actuarial Equivalent basis to reflect the value of any benefits previously paid.
Article V
VESTING
5.1	Vesting. A Participant shall be fully vested in his or her Accrued Benefit upon attainment of age fifty-five (55) and five (5) years of Vesting Service.
In addition, following a Change of Control, each Participant shall be fully vested.
Article VI
PLAN ADMINISTRATION
6.1	Administration of the Plan. The Plan shall be administered by a Plan Administrator, which shall be appointed by the Board of Directors, subject, however, to any action taken by the Board of Directors in respect to the Plan. The Plan Administrator shall be responsible for the administration of the Plan and shall have all of the powers and duties allocated to the Plan Administrator set forth in Article VII of the Qualified Plan including, without limitation, the discretionary power to determine eligibility for participation in the Plan and to construe the terms of the Plan. The Plan Administrator shall file with the Department of Labor and distribute to the Participants any reports and other information required by applicable law and shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by it with respect to the Plan.
Article VII
AMENDMENT AND TERMINATION
7.1	Amendment and Termination of the Plan. The Board of Directors may amend or terminate the Plan at any time. However, no such amendment or termination shall deprive any Participant or Beneficiary of any portion of any Retirement or Death Benefit which has become vested prior to the effective date of such amendment or termination or which would be payable if the Participant terminated for any reason, including death, on such effective date
Page 6 of Exhibit 10.1

Except as permitted under Treas. Reg. Section 1.409A-3(y)(4)(ix) an amendment terminating the Plan shall not accelerate the date on which benefits are payable to the Participant.

7.2	Compliance with Code Section 409A This Plan is intended to comply with the provisions of Code Section 409A, and the Company reserves the right to amend the Plan in its discretion in order to make the Plan comply with Code Section 409A; provided, however, that the Company makes no representation that the benefits provided under the Plan will comply with Code Section 409A and makes no undertaking to prevent Code Section 409A from applying to the benefits provided under the Plan or to mitigate its effects on any deferrals or payments made under the Plan.
Article VIII
GENERAL PROVISIONS
8.1	Nature of Company’s Obligation. Benefits under this Plan shall be paid solely from the general assets of the Company. The Company’s obligation under this Plan shall be limited to an unfunded and unsecured promise to pay. The rights of a Participant and his or her spouse or Beneficiary with respect to benefits under this Plan are the same of those of an unsecured creditor of the Company, and neither the Participant nor his or her spouse or Beneficiary shall have a secured interest in any assets that may be designated by the Company to pay such benefits.

8.2	Rabbi Trust. The Company shall establish a trust described in Code Section 671 with respect to which the Company is the grantor (the “Rabbi Trust”) to hold assets in connection with this Plan. However, the Company shall not be obligated (except as otherwise provided below) to make contributions to the Rabbi Trust or otherwise fund its financial obligations under the Plan.

Upon a Change of Control, the Company shall, as soon as possible, but in no event longer than 30 days following the Change of Control, as defined herein, make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Plan Participant or Beneficiary the benefits to which Plan Participants or Beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the Change of Control occurred.

8.3	Nonalienation of Benefits under this Plan. Except for claims of indebtedness owing to an Employer, the interests of Participants and their Beneficiaries are not subject to claims, indebtedness, attachment, execution, garnishment, or other legal or equitable process and such interests may not be voluntarily or involuntarily sold, transferred or assigned. Any attempt by a Participant or his or her Beneficiary or any other person to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge, or otherwise dispose of any right to benefits payable hereunder shall be void. The restrictions set out in the preceding subsection shall not apply to an order determined to be qualified domestic relations order as defined in Section 414(p) of the Code.

8.4	Plan not a Contract of Employment. This Plan shall not be deemed to constitute a contract between any Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of any Employer or to interfere with the right of any Employer to discharge any Participant or employee at any time regardless of the effect which such discharge shall have upon such individual as a Participant in the Plan.

8.5	Required Notification to Plan Administrator. Each Participant entitled to benefits hereunder shall file with the Plan Administrator from time to time in writing his or her post office address and each change of post office address, and any check representing payment hereunder and any communication addressed to a Participant or a former Participant hereunder at his or her last address filed with the Plan Administrator, or if no such address has been filed, then at his or her last address as indicated on the records of the Company shall be binding on such person for all purposes of the Plan, and neither the Plan Administrator nor the Company or other payor shall be obliged to search for or ascertain the location of any such person. If the Plan Administrator for any reason is in doubt as to the address of any Participant or former Participant entitled to benefits hereunder or as to whether benefit payments are being received by the person entitled
Page 7 of Exhibit 10.1

thereto, it shall, by registered mail addressed to the person concerned at his or her address last known to the Plan Administrator, notify such person that:
(a)	All unmailed and future retirement income payments shall be henceforth withheld until he provides the Plan Administrator with evidence of his or her continued life and his or her proper mailing address; and

(b)	His or her right to any retirement income whatsoever shall, at the option of the Plan Administrator, be canceled forever, if, at the expiration of two (2) years from the date of such mailing, he shall not have provided the Plan Administrator with evidence of his or her continued life and his or her proper mailing address.
8.6	Successors. The provisions of this Plan shall be binding upon each Employer, and their successors and assigns and upon each Participant and his or her heirs, spouses, estates, and legal representatives.

8.7	Facility of Payment. Whenever and as often as any person entitled to payments hereunder shall be under a legal disability, or in the sole judgment of the Plan Administrator shall otherwise be unable to apply such payments to his or her own best interest and advantage, the Plan Administrator, in the exercise of its discretion, may direct all or any portion of such payments to be made to any person receiving benefits on behalf of the Participant or other Beneficiary under Section 12.02 of the Qualified Plan.

8.8	Required Information to Plan Administrator. Each Participant will furnish to the Plan Administrator such information as the Plan Administrator considers necessary or desirable for purposes of administering the Plan, and the provisions of the Plan respecting any payments thereunder are conditional upon the Participant’s furnishing promptly such true, full and complete information as the Plan Administrator may request. Each Participant will submit proof of his or her age to the Plan Administrator at such time as required by the Plan Administrator. The Plan Administrator will, if such proof of age is not submitted as required, use as conclusive evidence thereof such information as is deemed by it to be reliable, regardless of the lack of proof, or the misstatement of the age of persons entitled to benefits hereunder, by the Participant or otherwise, will be in such manner as the Plan Administrator deems equitable. Any notice or information which, according to the terms of the Plan or the rules of the Plan Administrator, must be filed with the Plan Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Plan Administrator, in care of the Company at:
American Pacific Corporation
Suite 300
3770 Howard Hughes Parkway
Las Vegas, NV 89169
8.9	Claims Procedure. In the event that any claim for benefits, which must initially be submitted in writing to the Plan Administrator, is denied (in whole or in part) hereunder, the claimant shall receive from the Company notice in writing, written in a manner calculated to be understood by the claimant, setting forth the specific reasons for denial, with specific reference to pertinent provisions of this Agreement. Such notice shall be provided within 90 days of the Participant’s claim for benefits. Any disagreements about such interpretations and construction may be appealed within 90 days to the Board of Directors. The Board shall respond to such appeal within 60 days with a notice in writing fully disclosing its decision and the reasons therefore. No member of the Board of Directors shall be liable to any person for any action taken hereunder except those actions undertaken with lack of good faith.

8.10	Controlling State Law. To the extent not superseded by the laws of the United States, the Plan will be construed and enforced according to the laws of the State of Delaware.

8.11	Severability. In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth.
Page 8 of Exhibit 10.1

8.12	Adoption of Plan. Any Employer may adopt this Plan for all or a portion of its employees, provided that the Board of Directors of the Company approves such participation. The administrative powers and control of the Company as provided in the Plan shall not be deemed diminished under the Plan by reason of the participation of other companies in the Plan.
IN WITNESS WHEREOF, American Pacific Corporation has adopted this plan on this 13th day of November, 2007.

ATTEST (SEAL):	AMERICAN PACIFIC CORPORATION

	By	/s/ Linda G. Ferguson

Linda G. Ferguson,
VP-Administration & Secretary
Page 9 of Exhibit 10.1

APPENDIX A
PLAN PARTICIPANTS

Participant	Effective Date of Participation	Active as of October 1, 2007

Fred D. Gibson, Jr.	Prior to January 1, 1999	No

John R. Gibson	January 1, 1999	Yes

Joseph Carleone	October 1, 2007	Yes

Linda Ferguson	October 1, 2007	Yes

Dana Kelley	October 1, 2007	Yes
Page 10 of Exhibit 10.1